Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED REPORTS 2005 FINANCIAL RESULTS

East Windsor, NJ, March 17, 2006—NexMed, Inc. (NASDAQ: NEXM), a developer of innovative pharmaceutical products based on its proprietary NexACT® transdermal drug delivery technology, today announced 2005 financial results. For the year ended December 31, 2005, the Company recorded revenue of $2,399,161 compared to $359,369 for the same period in 2004. The 2005 revenue is primarily attributable to the revenue recognized in connection with our Novartis licensing agreement. For the year ended 2005, the net loss applicable to common stock was $16,550,479 or $0.32 per share, as compared to $17,023,648 or $0.39 per share for year ended 2004. The decrease in net loss applicable to common stock is primarily attributable to the increase in revenues and ongoing efforts to reduce overhead. The Company currently has approximately $9 million in cash. The Company’s Form 10K for the year ended December 31, 2005 contains a going concern qualification from its independent auditors.

Conference Call
NexMed management will host a conference call today Friday March 17, 2005 at 9:00 a.m. EST, during which management will review 2005 financial results, and provide a Company update. The Company filed its Form 10-K for year ended December 31, 2005 on March 16, 2006. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 196183 are both required for playback. The conference call will also be Webcast live at URL http://www.vcall.com/IC/CEPage.asp?ID=102527.

About NexMed, Inc.
NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to save considerably on R&D costs, develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to effectively reduce expenses, enter into partnering agreements, raise financing on acceptable terms, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

- ### -
Contact:

Deborah Carty
NexMed, Inc.
(609) 371-9688, ext: 159
dcarty@nexmed.com